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                                                                   Exhibit 99.01


Sunnyvale, CA - June 28, 2000 - Mercury Interactive Corporation (Nasdaq: MERQ), today announced the pricing of its private placement of $400 million 4.75% convertible subordinated notes due 2007. The offering is expected to close on July 3, 2000. The Company has granted the initial purchasers a 30-day option to purchase an additional $100 million aggregate principal amount of these convertible notes.

The offering is being made to qualified institutional buyers. The notes are convertible into shares of the Company's common stock at a conversion price of $111.25 per share, which represents a premium of 25% over the closing price of the Company's common stock on the Nasdaq National Market on June 27, 2000.

The securities have not been registered under the Securities Act of 1933, as amended or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.